SCHEDULE 14A INFORMATION

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March 15, 2002

Dear Stockholder:

We cordially invite you to attend Merrill Lynch’s Annual Meeting of Stockholders. The meeting will be held on Friday, April 26, 2002, at 10 a.m., at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

At the meeting, you will vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions and receive information about our business and to discuss topics of interest regarding the company.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the meeting in person, so that your shares are represented, please vote your proxy by telephone or by internet (see voting instructions on your proxy card), or by completing and returning your proxy card.

We look forward to receiving your vote and seeing you at the meeting. If you need directions to the meeting, or have a disability that may require special assistance, please contact our Corporate Secretary, Andrea L. Dulberg, by mail at 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or 0433, or through email at corporatesecretary@ exchange.ml.com.

Sincerely,

DAVID H. KOMANSKY	E. STANLEY O’NEAL
Chairman of the Board and Chief Executive Officer	President and Chief Operating Officer

Notice of Annual Meeting of Stockholders
April 26, 2002

MERRILL LYNCH & CO., INC.’s Annual Meeting of Stockholders will be held on Friday, April 26, 2002, at 10 a.m. at the Merrill Lynch Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

At the meeting, you will be asked to:

•	elect four directors to the Board of Directors, each for a three-year term

•	act on one stockholder proposal

•	consider any other business properly brought before the meeting.

The accompanying proxy statement describes the matters being voted on and contains other information that may be helpful to you.

The record date for determining stockholders entitled to vote at the Annual Meeting is February 26, 2002, at the close of business. A list of those stockholders will be available at the offices of Merrill Lynch Investment Managers, L.P., located at 800 Scudders Mill Road, Plainsboro, New Jersey, from April 16, 2002 until the meeting. This list also will be available at the meeting.

By order of the Board of Directors

ANDREA L. DULBERG
Corporate Secretary

New York, New York
March 15, 2002

We have included public notice of the date of the Annual Meeting in our Mid-Year Report to Shareholders, which was mailed on August 21, 2001. We also included notice of the meeting in our Quarterly Report on Form 10-Q for the period ended September 28, 2001, which was filed with the Securities and Exchange Commission on November 9, 2001. Notice of the Annual Meeting is also posted on our Investor Relations website at www.ir.ml.com.

INFORMATION ABOUT OUR ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Merrill Lynch is soliciting your vote for our 2002 Annual Meeting of Stockholders.

What will I vote on?

You are being asked to vote on:

•	the election of four directors to our Board of Directors

•	a stockholder proposal.

How many votes do I have?

You have one vote for every share that you owned of our common stock or of the exchangeable securities issued by one of our Canadian subsidiaries.

When was the record date for the Annual Meeting?

The close of business on February 26, 2002 is the record date for determining those stockholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement.

How many votes can be cast by all stockholders?

A total of 857,193,420 votes may be cast, consisting of:

•	one vote for each of the 852,998,013 shares of our common stock, par value $1.33 1/3 per share, which were outstanding on the record date

•
one vote for each share of the 4,195,407 exchangeable securities, which were outstanding on the record date. (Each share is exchangeable into, and has voting rights equivalent to, one share of our common stock.)

There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast, or 428,596,711 votes, is needed to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that enough votes will be present to hold the meeting.

How do I vote?

You may vote at the Annual Meeting by proxy or in person.

To vote by proxy, you may use:

•	the enclosed proxy card

•	your telephone

•	the internet.

If you use the enclosed proxy card, you must sign and date it, and return it in the enclosed postage-paid envelope.

The instructions for voting by telephone or the internet are located on the proxy card itself.

If you want to vote in person at the meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain an additional proxy from your broker and bring that proxy to the meeting.

How many votes will be required to elect a director or to adopt a proposal?

•	A plurality of the votes cast at the Annual Meeting will be required to elect each director to the Board of Directors.

•	A majority of the shares represented at the meeting and entitled to vote will be required to adopt the stockholder proposal and other matters properly raised at the meeting.

Can I change my vote?

Yes. Just cast a new vote by telephone or internet or send a new proxy card with a later date. You may also send a written notice of revocation to Andrea L. Dulberg, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510. If you attend the Annual Meeting and vote in person, your vote will revoke any previously submitted proxy.

What if I do not indicate my vote for some of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted:

•	for the election of the four persons named under the caption “Nominees for Election to the Board of Directors”

•	against the stockholder proposal.

What if I withhold my vote, or vote to “abstain”?

In the election of directors, you can vote for the four directors named on the proxy card, or you can indicate that you are withholding your vote. Withheld votes will not affect the election of directors.

In connection with the stockholder proposal, you may vote for or against the proposal, or you may abstain from voting on the proposal. An abstention from voting on the proposal will have the effect of a vote against the proposal.

What happens if I do not vote and do not attend the Annual Meeting?

If you do not vote shares held in your name, those shares will not be voted.

If you do not vote and Merrill Lynch, Pierce, Fenner & Smith Incorporated is your broker, it will vote your shares on matters other than the stockholder proposal in proportion to the votes cast by all other stockholders. If you do not vote and your shares are held through any other broker, your broker can vote your shares on matters other than the stockholder proposal. No broker may vote on the stockholder proposal without your specific instructions.

If you do not vote your shares held through a broker and your broker votes them on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on matters voted on at the meeting.

Will my votes be confidential?

Yes. Your votes will be tabulated by an independent agent and will not be disclosed to our directors or employees, except for a very limited number of employees involved in coordinating the voting tabulation process. Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

How can I attend the Annual Meeting?

Only stockholders as of the record date, February 26, 2002, may attend the Annual Meeting. If you plan to attend the meeting, we ask that you notify Andrea L. Dulberg, Corporate Secretary, at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, or by email at corporatesecretary@exchange.ml.com. You will need photo identification and proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank, to attend.

Could other matters be decided at the Annual Meeting?

Our by-laws require prior notification of a stockholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed and we have not received any notifications. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders.

Will Merrill Lynch’s auditors participate in the Annual Meeting?

Yes. The Board of Directors, on the recommendation of the Audit Committee, has approved the continued appointment of Deloitte & Touche LLP as our independent auditors for the 2002 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who will pay the expenses incurred in connection with the solicitation of my vote?

Merrill Lynch pays the cost of preparing proxy materials and soliciting your vote. Georgeson Shareholder Communications Inc. has been retained (for a fee of $22,000, plus expenses) to act as a proxy solicitor. Certain directors, officers or employees of Merrill Lynch or its subsidiaries, without additional compensation, may also solicit your vote in person, by telephone or by other means. We reimburse brokers, including our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated, and other nominees for the cost of mailing materials to beneficial owners of our common stock under the rules of the New York Stock Exchange, Inc. We also pay all Annual Meeting expenses. If you vote by telephone or internet, any telephone or internet access charges must be borne by you.

Do any stockholders beneficially own more than 5% of our common stock?

Yes. State Street Bank and Trust Company, as trustee of various Merrill Lynch employee benefit plans and as trustee or discretionary advisor to non-Merrill Lynch related accounts, beneficially owns more than 5% of our common stock. In addition, FMR Corp. and Edward C. Johnson 3d, as its Chairman, and Abigail R. Johnson, as one of its directors, beneficially own more than 5% of our common stock. For further information on the ownership by these beneficial owners, please see “Owners of More than 5% of Our Common Stock.”

MATTERS REQUIRING STOCKHOLDER ACTION

Election of Directors

Our Board of Directors has three classes. One class is elected each year and each class serves for a term of three years.

The Board of Directors has nominated each of the people named below for a three-year term ending in 2005. Seven of our current directors will continue to serve in accordance with previous elections. The biographical information presented below for the director nominees and for the directors continuing in office is based upon information we received from the nominees and directors. Unless otherwise indicated, the offices listed are offices of Merrill Lynch. While we do not anticipate that any of the nominees will be unable to take office at the Annual Meeting, if that is the case, your shares will be voted in favor of another person or other persons nominated by the Board of Directors.

Nominees for Election to the Board of Directors
for a Three-Year Term Expiring in 2005

Name and age	Position, principal occupation, business experience and directorships
Jill K. Conway (67)	Visiting Scholar, Massachusetts Institute of Technology
• Director since 1978
• Visiting Scholar, Massachusetts Institute of Technology since 1985
• President of Smith College from July 1975 to June 1985
• Other Directorships: Colgate-Palmolive Company and NIKE, Inc.

George B. Harvey (70)	Corporate Director; Chairman of the Board, Retired, of Pitney Bowes Inc.
• Director since 1993
• Chairman of the Board of Pitney Bowes Inc., a provider of mailing, office and logistics systems and management and financial services, from 1983 to December 1996
• President and Chief Executive Officer of Pitney Bowes Inc. from 1981 to May 1996

Heinz-Joachim Neubürger (49)	Executive Vice President and Chief Financial Officer of Siemens AG; Member of the Executive Committee of the Managing Board of Siemens AG
• Director since 2001
• Member of the Managing Board of Siemens AG since November 1997
• Head of Business Administration of Siemens Ltd. from 1996 to November 1997
• Other Directorships: Allianz Versicherungs AG and HVB Real Estate Bank AG

Name and age	Position, principal occupation, business experience and directorships
E. Stanley O’Neal (50)	President and Chief Operating Officer
• Director since 2001
• President and Chief Operating Officer since July 2001
• President of U.S. Private Client Group from February 2000 to September 2001
• Chief Financial Officer from March 1998 to February 2000
• Co-Head of Corporate and Institutional Client Group (now known as Global Markets & Investment Banking Group) from March 1997 to March 1998
• Other Directorships: General Motors Corporation, The Nasdaq Stock Market, Inc. and Catalyst.

Members of the Board of Directors Continuing in Office
With Terms Expiring in 2003

Name and age	Position, principal occupation, business experience and directorships
W.H. Clark (69)	Corporate Director; Chairman of the Board, Retired, of Nalco Chemical Company
• Director since 1995
• Chairman of the Board of Nalco Chemical Company, a producer of specialty chemicals, from 1984 to 1994
• Chief Executive Officer of Nalco Chemical Company from 1982 to 1994
• President of Nalco Chemical Company from 1984 to 1990
• Other Directorships: Bethlehem Steel Corporation, Georgia Pacific Corporation, Millennium Chemicals Inc., Valero Energy Corporation, Exchange Cubed and Merchants Exchange

Aulana L. Peters (60)	Corporate Director
• Director since 1994
• Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1980 to 1984 and from 1988 to 2000
• Member, Public Oversight Board of AICPA from January 2001 to March 2002
• Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988
• Other Directorships: Minnesota Mining and Manufacturing Company (3M) and Northrop Grumman Corporation

John J. Phelan, Jr. (70)	Corporate Director; Senior Advisor to the Boston Consulting Group
• Director since 1991
• Senior Advisor to the Boston Consulting Group since October 1992
• Member of the Council on Foreign Relations since 1988
• President of the International Federation of Stock Exchanges from January 1991 to January 1993
• Chairman and Chief Executive Officer of the New York Stock Exchange, Inc. from May 1984 to December 1990
• Other Directorships: MetLife Inc. and Metropolitan Life Insurance Company

Members of the Board of Directors Continuing in Office
With Terms Expiring in 2004

Name and age	Position, principal occupation, business experience and directorships
David H. Komansky (62)	Chairman of the Board and Chief Executive Officer
• Director since 1995
• Chairman of the Board since April 1997
• Chief Executive Officer since December 1996
• President and Chief Operating Officer from January 1995 to April 1997
• Other Directorships: Schering-Plough Corporation and the New York Stock Exchange, Inc.

Robert P. Luciano (68)	Corporate Director; Chairman Emeritus of Schering-Plough Corporation
• Director since 1989
• Chairman Emeritus of Schering-Plough Corporation, a health and personal care products company
• Chief Executive Officer of Schering-Plough Corporation from February 1982 to January 1996
• Chairman of the Board of Schering-Plough Corporation from January 1984 to November 1998
• Other Directorships: Honeywell International Inc.

David K. Newbigging (68)	Chairman of the Board of Friends’ Provident PLC
• Director since 1996
• Chairman of the Board of Friends’ Provident PLC, a United Kingdom-based life assurance company
• Chairman of the Board of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom, from 1995 to 1998
• Chairman of the Board of Rentokil Group PLC, an international support services company based in the United Kingdom, from 1987 to 1994
• Chairman of the Board and Senior Managing Director of Jardine, Matheson & Co. Limited, a Hong Kong-based international trading, industrial and financial services group, from 1975 to 1983
• Other Directorships: Chairman of the Board of Faupel Trading Group PLC and Thistle Hotels PLC, Deputy Chairman of Benchmark Group PLC, and director of Ocean Energy, Inc. and Paccar Inc.

Name and age	Position, principal occupation, business experience and directorships
Joseph W. Prueher (59)	Corporate Director; U.S. Ambassador, Retired, to the People’s Republic of China
• Director since 2001
• U.S. Ambassador to the People’s Republic of China from 1999 to 2001
• U.S. Navy Admiral (Ret.), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999
• Other Directorships: The New York Life Insurance Company, Emerson Electric Company and Integrated Defense Technologies, Inc.

Description of Our Committees

In addition to the Executive Committee, the Board of Directors has appointed other standing committees. Each of these committees consists entirely of outside directors. Certain of the committees’ principal functions are described below.

Our Audit Committee:

•	reviews our annual consolidated financial statements with management and our independent auditors

•	recommends the appointment and reviews the performance, independence, and fees of our independent auditors and the professional services they provide

•	oversees our system of internal accounting controls and the internal audit function

•	oversees compliance with risk management and compliance policies, procedures and functions

•	discharges other responsibilities, including those described under the caption “Audit Committee Report.”

Our Finance Committee:

•	reviews, makes recommendations about and approves our policies regarding financial commitments and other expenditures

•	reviews and approves financial commitments, acquisitions, divestitures and proprietary investments in excess of specified dollar amounts

•	oversees our corporate funding policy, securities offerings, financial commitments and related matters

•	reviews procedures for implementing and adhering to corporate funding policies.

Our Management Development and Compensation Committee:

•
reviews, recommends and oversees employee compensation programs, policies and practices, including salary, incentive compensation, stock related plans (including stock option and stock bonus plans) and retirement, health and welfare programs

•	makes grants under the Merrill Lynch & Co., Inc. Long-Term Incentive Compensation Plans and other stock-based compensation plans

•	reviews management development programs and executive succession plans and certain senior management appointments

•	discharges other responsibilities described under the caption “Management Development and Compensation Committee Report on Executive Compensation.”

Our Nominating Committee:

•	identifies and recommends potential candidates to serve on the Board of Directors, with a view toward maintaining a desirable balance of expertise among the directors

•	makes recommendations to the Board of Directors relating to the membership of committees of the Board of Directors.

The Nominating Committee considers director nominees recommended by our stockholders. To submit recommendations for the 2003 Annual Meeting of Stockholders, you may write to Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, Attention: Corporate Secretary, or by email at corporatesecretary@exchange.ml.com.

Our Public Policy and Responsibility Committee:

•	assists the Board of Directors and senior management in overseeing Merrill Lynch’s fulfillment of its principles of Respect for the Individual, Teamwork, Responsible Citizenship and Integrity

•
reviews and, where appropriate, makes recommendations regarding our political and charitable contribution policies, and our policies, practices and actions as they relate to social and public policy issues that affect our business around the world.

The Board of Directors held nine meetings in 2001. In 2001, each of our directors attended 75 percent or more of the total number of meetings of the Board of Directors and board committees on which they served. The following table shows the membership and the number of meetings of each of our committees during the 2001 fiscal year, including, in the case of the Nominating Committee, action taken by consent.

Director	Audit	Finance	Management Development and Compensation	Nominating	Public Policy and Responsibility
Number of meetings in 2001	7	7	9	5	3
Mr. Clark			X
Mrs. Conway			X	X (Chair)
Mr. Harvey			X	X	X
Mr. Luciano			X (Chair)	X
Mr. Neubürger	X	X
Mr. Newbigging	X	X			X (Chair)
Mrs. Peters	X	X			X
Mr. Phelan	X (Chair)	X (Chair)
Mr. Prueher	X	X

Audit Committee Report

The Audit Committee (the “Committee”) is comprised of five independent directors and operates under a written charter, which is attached as Exhibit A. The Audit Committee held 7 meetings in 2001. The meetings facilitated communication with senior management and employees, the internal auditors and the Company’s independent auditors. The Committee held discussions with the internal and independent auditors, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls. The Committee evaluates the continued appointment of the Company’s independent auditors and makes its recommendation to the Board of Directors.

As stated in the Committee’s Charter, the Committee’s responsibility is one of oversight. It is the responsibility of Merrill Lynch’s management to prepare consolidated financial statements in accordance with generally accepted accounting principles and of Merrill Lynch’s independent auditor to audit those financial statements. The Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited consolidated financial statements for Merrill Lynch for the fiscal year ended December 28, 2001 with Merrill Lynch’s management and Deloitte & Touche LLP (“Deloitte & Touche”), our independent auditors.

The Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” In addition, the Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche its independence from Merrill Lynch and its management.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements for Merrill Lynch for the fiscal year ended December 28, 2001 be included in our 2001 Annual Report to Stockholders which will be incorporated by reference into our Annual Report on Form 10-K for the year ended December 28, 2001 for filing with the Securities and Exchange Commission.

Audit Committee

John J. Phelan, Jr., Chairman
Heinz-Joachim Neubürger
David K. Newbigging
Aulana L. Peters
Joseph W. Prueher

Stockholder Proposal

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, who holds 800 shares of common stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

RESOLVED: “That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

The following statement has been submitted by Mrs. Davis in support of the resolution:

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”
“In addition, many corporations have adopted cumulative voting.”
“Last year the owners of 157,609,479 shares, representing approximately 28.5% of shares voting, voted FOR this proposal.”
“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal.

A similar proposal has been rejected at our past annual meetings sixteen times by you, our stockholders, each time by a substantial majority. The important reasons for rejecting this proposal in the past remain important reasons for rejecting the proposal now.

Cumulative voting may:

•	allow for the election of directors by small groups with special interests

•
result in directors being elected who feel an obligation to represent the special interest groups that elected them, regardless of whether the furtherance of those groups’ interests would benefit all of our stockholders generally

•	create factionalism among board members and undermine their ability to work together effectively.

In order to minimize the risks of such divisiveness, and the consequent risk of distracting our Board of Directors from management of Merrill Lynch’s affairs, Merrill Lynch, like most other major corporations, elects directors by allowing each share of common stock to have one vote for each nominee. We believe this method:

•	ensures that each director is elected by stockholders representing a plurality of all of the shares of common stock voted at the meeting

•	encourages accountability of each director to all of our stockholders

•	reduces the risk of divisive factionalism.

In short, we believe that our current system of electing directors best serves the interests of you, our stockholders.

For the reasons stated above, the Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Ownership by Our Directors and Executive Officers

We encourage our directors, officers and employees to become stockholders of Merrill Lynch. We believe that this helps to align their interests with your interests, as stockholders. We also believe that this policy has been an important positive factor in the long-term returns that we have achieved for our stockholders.

The following table contains information about the beneficial ownership of common stock, common stock options and common stock-linked units by each of our directors and by the CEO and the four most highly compensated executive officers of our company. Information is also provided as to ownership by all of our current directors and executive officers considered as a group. This information is as of February 26, 2002.

Amount and Nature of Beneficial Ownership

Name	Position	Common Stock(1)	Common Stock Options(2)	Common Stock Units(3)	Total(4)
W.H. Clark	Director	13,843	3,394	2,252	19,489
Jill K. Conway	Director	15,951	3,394	4,017	23,362
Thomas W. Davis	Executive Vice President	484,481	1,611,241	236,103	2,331,825
George B. Harvey	Director	18,386	3,394	7,062	28,842
David H. Komansky	Director, Chairman and CEO	692,053	4,453,290	1,817,575	6,962,918
Robert P. Luciano	Director	19,215	3,394	7,275	29,884
Heinz-Joachim Neubürger	Director	0	2,872	958	3,830
David K. Newbigging	Director	15,191	3,394	5,194	23,779
E. Stanley O’Neal	Director, President and COO	73,209	2,291,290	222,328	2,586,827
Aulana L. Peters	Director	6,491	3,394	17,438	27,323
John J. Phelan, Jr.	Director	19,215	3,394	4,017	26,626
Joseph W. Prueher	Director	0	2,454	820	3,274
Paul D. Roy	Executive Vice President	118,879	453,671	118,925	691,475
Arshad R.Zakaria	Executive Vice President	73,622	749,929	173,784	997,335

Directors and executive officers as a group		3,470,482	14,398,277	3,503,625	21,372,384

(1)
Except as noted, the directors and executive officers have sole voting and investment power over the shares of common stock listed. Of the common stock held by Mrs. Peters, 5,691 shares are held in a trust for which she has shared voting and investment power. 1,549 shares of common stock of an executive officer are held in a charitable foundation over which he has shared voting power.

(2)
This column includes all stock options for the directors and executive officers as a group, including 9,740,485 stock options that have or will become exercisable within 60 days of the record date. The number of stock options exercisable within 60 days for the named individuals are as follows: Mr. Clark 3,394, Mrs. Conway 3,394, Mr. Davis 1,129,913, Mr. Harvey 3,394, Mr. Komansky 3,631,135, Mr. Luciano 3,394, Mr. Neubürger 2,872, Mr. Newbigging 3,394, Mr. O’Neal 779,385, Mrs. Peters 3,394, Mr. Phelan 3,394, Mr. Roy 194,220 and Mr. Zakaria 548,342.

(3)	Units are linked to the value of our common stock and are generally paid in shares of common stock at the end of the applicable restricted or deferral period, as the case may be.
(4)
No individual director or executive officer owns more than 1% of our outstanding common stock. As of February 26, 2002, the directors and executive officers as a group owned approximately 1.5% of the outstanding common stock (including any stock options or stock units that become exercisable or payable within 60 days of the record date).

Owners of More than 5% of Our Common Stock

Except as described below, we know of no person that beneficially owns more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner			Beneficial Ownership		Percent of Class(1)
State Street Bank and Trust Company 225 Franklin Street, Boston, Massachusetts 02110
As trustee of the Merrill Lynch Employee Stock Ownership Plan (“ESOP”)			44,662,751	(2)	5.2%
As trustee of other Merrill Lynch employee benefit plans			38,999,919	(3)	4.6%
As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds			18,254,980	(4)	2.1%

FMR Corp.(5) 82 Devonshire Street, Boston, Massachusetts 02109			47,343,135		5.5%
Fidelity Management & Research Company	41,748,425	(6)
Fidelity Management Trust Company	3,364,927	(7)
Fidelity International Limited	2,225,326	(8)
Strategic Advisers, Inc.	4,457	(9)

(1)	Percentages are calculated based on the common stock and exchangeable securities outstanding as of February 26, 2002.
(2)
As of February 26, 2002, 43,387,534 shares were allocated to ESOP participants who have the right to direct the voting by State Street for those allocated shares. As of February 26, 2002, 1,275,218 shares were beneficially owned by the ESOP but were unallocated to participants. As provided by the terms of the ESOP, State Street is generally obligated to vote unallocated shares and those allocated shares for which it has not received instructions in the same proportion as allocated shares for which it has received voting instructions.

(3)
Participants have the right to direct the voting of shares of common stock by State Street. State Street is generally obligated to vote shares for which it has not received instructions in the same proportion as shares that have directed a vote.

(4)
This information is as of December 31, 2001 and was derived from a State Street SEC filing. State Street has sole voting power over 15,566,323 shares, sole dispositive power over 18,121,591 shares, shared voting power over 279,360 shares, and shared dispositive power over 133,389 shares.

(5)
The Information about FMR Corp. (“FMR”) is as of December 31, 2001 and was derived from a SEC filing by FMR, Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, a director of FMR. FMR, on behalf of its direct and indirect subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc., and Fidelity International Limited, on behalf of its direct and indirect subsidiaries, reported that these entities have sole dispositive power over 47,343,135 shares and sole voting power over 5,338,335 shares.

(6)
Fidelity Management & Research Company (“Fidelity”), a subsidiary of FMR, acts as investment advisor to various investment companies (the “Funds”) that hold these shares. Mr. Johnson and FMR (through control of Fidelity and the Funds) each is deemed to have sole dispositive power over these shares and no voting power over these shares as the Funds’ Boards of Trustees have sole power to vote these shares.

(7)
Fidelity Management Trust Company (“Fidelity Trust”), a subsidiary of FMR, serves as investment advisor to institutional accounts that hold these shares. Mr. Johnson and FMR (through control of Fidelity Trust) each is deemed to have sole dispositive power over these shares and sole voting power over 3,106,827 shares and no voting power with respect to 258,100 of these shares.

(8)
Fidelity International Limited (“FIL”), in which Mr. Johnson and members of his family control approximately 40% of the voting stock, provides (with various foreign based subsidiaries) investment advisory and management services to a number of non-U.S. investment companies and institutional investors. FIL is deemed to be beneficial owner of these shares of common stock and has sole voting and dispositive power over these shares.

(9)
Strategic Advisers, Inc., a subsidiary of FMR, serves as investment advisor to individual accounts that hold these shares. FMR (through its control of Strategic Advisers, Inc.) is deemed to have sole dispositive power over these shares and does not have sole or shared voting power over certain of these shares.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Overview

In a challenging year marked by difficult market conditions and the unprecedented events of September 11th, Merrill Lynch executive management acted decisively to position the company for improved profitability and growth. Throughout the year, the leadership team took the steps necessary to prevail competitively while reallocating resources to areas of sustainable advantage, profitability and value for clients, shareholders and employees. Our executive compensation program, driven by annual financial results and enhanced by long-term stock appreciation, is a critical component of the firm’s ongoing objective of attracting and retaining highly talented individuals and rewarding them for their leadership, achievement of specific goals and creation of stockholder value.

Policies and Process

General

The Management Development and Compensation Committee (the “MDCC”) is responsible for administering all executive officer compensation programs and plans, including the determination and approval of base salaries, cash bonuses and stock bonuses. The MDCC consists of four directors who have never been employees of Merrill Lynch and who are not eligible to participate in any of the MDCC-administered compensation programs or plans.

The MDCC reviews Merrill Lynch’s executive compensation programs to align them with Merrill Lynch’s annual and long-term goals. The MDCC has access to advice and counsel from independent third parties.

Compensation Components

The elements of total compensation for Merrill Lynch executives are base salary, cash bonus, stock bonus and other benefits. The MDCC has balanced these components of pay to provide Merrill Lynch’s top executives with a powerful incentive to achieve annual and long-term goals that promote stockholder value.

Base Salary

Executive officer base salaries are reviewed periodically based on factors determined by the MDCC at the time of review. The relationship of salaries to total compensation enhances the motivational value of the incentive compensation elements of the program.

Cash Bonus

Cash bonus provides a strong incentive for executive officers to deliver superior financial performance. Typically, the cash bonus is a major component of total compensation. For performance year 2001, the Committee has approved a limitation of $1 million on cash bonuses to executive officers with the remaining value delivered through a grant of special restricted units (as described below).

Stock Bonus

Stock bonus is also a critical component of the total compensation awarded to executive management. Together with the cash bonus, the stock bonus places significant emphasis on “at risk” compensation that is dependent on firm performance. The ultimate value of restricted unit, restricted stock and stock option awards is dependent on future stock price performance. As such, the stock bonus aligns executive and stockholder financial interests and encourages a balance between short-term goals and long-term strategic objectives. For performance year 2001, the link is further strengthened by the introduction of special restricted units that vest ratably over three years. These units were granted in an amount equal to the portion of incentive compensation that would have been paid in cash in the absence of the $1 million incentive cash limitation.

Other Benefits

Executive officers are also eligible to participate in broad-based plans offered generally to Merrill Lynch employees, including retirement, investment, health, and other employee benefit plans.

Incentive Compensation Rationale

Merrill Lynch’s incentive awards for executive officers are determined in accordance with a stockholder-approved performance formula that complies with Internal Revenue Service regulations regarding the tax deductibility of executive officer compensation in excess of $1 million. The MDCC assesses the performance of the CEO and all other executive officers and recommends annual cash bonus and stock bonus amounts for each individual to the Board of Directors for approval. The MDCC retains the discretion to establish executive officer incentive awards that are less than the formula amounts.

Performance factors taken into consideration for executive officer compensation may include: financial results, expense control, profit margins, strategic planning and implementation, quality of client service, market share, corporate reputation, capital allocation, compliance and risk control, management development, workforce diversity, technology and innovation. The MDCC also considers the extent to which individuals exemplify and foster Merrill Lynch’s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship, and Integrity. All factors are considered collectively by the MDCC and are not weighted in any particular order of importance.

Compensation of the Chief Executive Officer for 2001 Performance

Based on a year-end assessment of Merrill Lynch’s performance, the MDCC recommended and the Board of Directors approved CEO total compensation of $16,300,000 for performance year 2001.

The MDCC weighed a number of performance variables in determining the compensation for the CEO:

•	Merrill Lynch’s year-over-year changes with respect to net earnings, return on equity and diluted earnings per share

•	Various measures of financial performance relative to financial industry peer companies

•	Measurable strategic initiatives that the MDCC identified as critical to the long-term growth of the organization.

For performance year 2001, the MDCC determined CEO compensation would be paid as follows: base salary of $700,000, a cash bonus of $1 million, 25% of total compensation in restricted units, 25% of total compensation in stock options and the difference between total compensation and the sum of these previously described components in special restricted units. The number of special restricted units and restricted units were calculated by dividing the dollar value of the awards by the average of the fair market value (average of the high and low prices) of a share of Merrill Lynch common stock for the 30 trading days prior to and including January 28, 2002, the effective date of grant. The number of stock options was calculated by dividing the dollar value of the award by the same price of common stock used to determine the restricted unit grants, and multiplying the result by three.

The same pay components and relative percentages were applied to total compensation for other executive officers.

Summary

The CEO’s compensation for performance year 2001, based on the methodology described above, consists of:

Base Salary	Cash Bonus	Restricted Units	Stock Options	Special Restricted Units	Total Compensation
$700,000	$1,000,000	$4,075,000	$4,075,000	$6,450,000	$16,300,000

Management Development and Compensation Committee

Robert P. Luciano, Chairman
W.H. Clark
Jill K. Conway
George B. Harvey

Compensation Committee Interlocks and Insider Participation

The members of the MDCC are named above. None of these individuals has ever been an officer or employee of Merrill Lynch or any of its subsidiaries and no “compensation committee interlocks” existed during the 2001 fiscal year.

Executive Compensation

The following tables contain information with respect to the CEO and the four other most highly compensated executive officers of Merrill Lynch.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards(1)
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Securities (2)(3)(4)	Securities Underlying Options		All Other Compensation (6)
David H. Komansky	2001	$700,000	$1,000,000	$10,311,153	226,141		$29,618
Chairman of the Board and	2000	700,000	15,550,000	8,380,400	314,263		29,939
Chief Executive Officer	1999	700,000	8,234,000	2,100,704	656,320		8,518,478

E. Stanley O’Neal	2001	$500,000	$1,000,000	$8,229,243	183,133		$10,290
President and					753,770	(5)
Chief Operating Officer	2000	350,000	9,650,000	1,199,600	257,857		3,847,066
	1999	300,000	5,765,000	1,470,270	772,020		6,400

Thomas W. Davis	2001	$350,000	$1,000,000	$6,392,378	145,674		$19,471
Executive Vice President	2000	350,000	9,650,000	5,157,200	257,857		19,659
	1999	300,000	5,765,000	1,470,270	381,580		3,855,533

Paul D. Roy	2001	$355,390	$1,000,000	$6,019,698	138,737		$0
Executive Vice President	2000	355,390	8,728,385	2,527,040	126,350		0
	1999	355,390	6,251,604	1,554,219	145,000		0

Arshad R. Zakaria	2001	$350,000	$1,000,000	$6,025,100	138,737		$6,800
Executive Vice President	2000	225,000	5,950,000	1,714,800	85,738		6,800
	1999	190,000	3,940,000	1,242,003	76,110		6,400

(1)	Awards are made in January for performance in the immediately preceding year. For 2001, a $1 million limitation on incentive cash compensation was instituted for executive and certain senior officers.
(2)
Awards made in January 2002 consisted of grants of special restricted units and grants of restricted units. In the case of Mr. Roy, in lieu of restricted units, a grant of restricted shares was made. All awards are valued using the closing price of common stock (on the Consolidated Transaction Reporting System) on January 28, 2002 of $52.96, which was the date of grant. The dollar value split between special restricted units and regular restricted units (or restricted shares) is as follows: Mr. Komansky $6,318,975 and $3,992,178; Mr. O’Neal $4,996,300 and $3,232,943; Mr. Davis $3,820,746 and $2,571,632; Mr. Roy $3,570,510 and $2,449,188; and Mr. Zakaria $3,575,912 and $2,449,188.

For the 2001 performance year, all executive officers, including those in the Summary Compensation Table, were subject to the $1 million limit on cash incentive compensation. The Committee awarded grants of special restricted units in an amount equal to the total cash incentive compensation determined for the particular executive officer less the $1 million cash amount. The special restricted units vest in installments of 1/3 on each of January 31, 2003, 2004 and 2005 and pay in shares of common stock on the vesting date. The restricted units and restricted shares vest three years following grant and may not be sold or transferred until they are paid in shares of common stock two years after vesting. The special restricted units, the restricted units and restricted shares convey to the holder the rights of a stockholder except that special restricted units and restricted units do not vote.

(3)
During the applicable vesting and restricted periods, dividend equivalents are paid on special restricted units and restricted units and dividends are paid on restricted shares. The dividend equivalents are equal in amount to the dividends paid on shares of common stock.

(4)
The number of restricted units or restricted shares held by the named executive officers as of December 28, 2001 and their value (based on the closing price of common stock on the Consolidated Transaction Reporting System on December 28, 2001 of $52.74) are as follows: Mr. Komansky (53,824 shares and 183,705 units - $12,527,279); Mr. O’Neal (38,064 shares and 67,367 units - $5,560,431); Mr. Davis (39,092 shares and 115,777 units - $8,167,791); Mr. Roy (56,590 shares and 51,506 units - $5,700,983); and Mr. Zakaria (14,786 shares and 60,235 units - $3,956,608). These amounts do not include restricted units or restricted shares awarded in 2002 for performance in 2001.

(5)	Mr. O’Neal was granted 753,770 stock options on September 24, 2001 following his appointment as President and Chief Operating Officer.
(6)
Amounts shown for 2001 consist of the following: (i) contributions made in 2001 by Merrill Lynch under our 401(k) Savings & Investment Plan, including those cash payments made because of limitations imposed by the Internal Revenue Code, for Mr. Komansky ($2,000) and Mr. Davis ($2,000); (ii) allocations made in 2001 by Merrill Lynch under our defined contribution retirement program for Mr. Komansky ($20,400), Mr. O’Neal ($6,800), Mr. Davis ($13,600) and Mr. Zakaria ($6,800); and (iii) the dollar value of the premiums paid in 2001 by Merrill Lynch with respect to the term portion of split dollar life insurance policies purchased on the lives of Mr. Komansky ($7,218), Mr. O’Neal ($3,490) and Mr. Davis ($3,871) and the spouse of each of these executives.

Stock Option Grants Made in Last Fiscal Year(1)

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date(2)	Grant Date Present Value(3)
David H. Komansky	226,141		0.5%	$53.745	1/28/2012	$4,086,756
E. Stanley O’Neal	183,133		0.4	53.745	1/28/2012	3,309,528
	753,770	(4)	1.6	39.800	9/24/2011	9,418,409
Thomas W. Davis	145,674		0.3	53.745	1/28/2012	2,632,579
Paul D. Roy	138,737		0.3	53.745	1/28/2012	2,507,216
Arshad R. Zakaria	138,737		0.3	53.745	1/28/2012	2,507,216

(1)	Includes awards made in January 2002 for performance in 2001. Awards made in January 2001 for performance in 2000 are not included.
(2)
All stock options vest and become exercisable on August 1, 2002, except that the 753,770 stock options awarded to Mr. O’Neal in September 2001 become exercisable as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years.

(3)
Valued using a modified Black-Scholes option pricing model. The exercise price of each stock option ($53.745) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of common stock on January 28, 2002, the date of grant. The assumptions used for the variables in the model were: 40.51% volatility (which is the volatility of the common stock for the 84 months preceding the grant date of January 28, 2002); a 5.12% risk-free rate of return (which is the yield as of January 28, 2002 on a U.S. Government Strip (zero-coupon bond) maturing on January 28, 2009, as quoted on Bloomberg); a 1.19% dividend yield (which was the dividend yield on January 28, 2002); and a 7-year option term (which is the expected term until exercise). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gain that executives will realize on their stock options will depend on the future price of the common stock and cannot be accurately forecast by application of an option pricing model.

(4)
This grant was made by the MDCC on September 24, 2001 following Mr. O’Neal’s appointment as President and Chief Operating Officer on July 24, 2001 and is valued using the Black-Scholes option pricing model. The exercise price of each stock option ($39.80) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of common stock on September 24, 2001, the date of grant. The assumptions used for the variables for the model were: 40.50% volatility (which is the volatility of the common stock for the 84 months preceding the grant date of September 24, 2001); a 4.62% risk-free rate of return (which is the yield as of September 24, 2001 on a U.S. Government Strip (zero-coupon bond) maturing on September 24, 2008, as quoted on Bloomberg); and a 1.61% dividend yield (which was the dividend yield on September 24, 2001). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gain that Mr. O’Neal will realize on these stock options will depend on the future price of the common stock and cannot be accurately forecast by application of an option pricing model.

Aggregated Stock Option Exercises Made in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on		Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(3)
Name	Exercise		Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
David H. Komansky	621,520	(1)	$25,690,470	3,331,925	895,224	$109,338,098	$11,990,622
E. Stanley O’Neal	0		0	532,653	1,575,504	4,519,460	19,307,259
Thomas W. Davis	0		0	962,719	502,848	22,400,872	6,664,271
Paul D. Roy	115,282		4,559,338	126,350	188,584	0	2,613,645
Arshad R. Zakaria	150,000		7,456,719	512,106	99,086	15,161,672	1,391,671

(1)	Mr. Komansky elected to defer the gain received upon the exercise of these stock options. Following deferral, these gains are held in the form of 509,455 stock units.
(2)	These valuations represent the difference between the fair market value of a share of common stock at exercise and the exercise prices of the stock options exercised.
(3)
These valuations represent the difference between $52.74, the closing price of a share of common stock on December 28, 2001 on the Consolidated Transaction Reporting System, and the various exercise prices of these stock options set at their respective dates of grant.

Pension Plan Annuity and Supplemental Annuity

In 1988, we terminated our defined benefits pension plan. To pay pension plan benefits to the vested participants, we purchased a group annuity contract from Metropolitan Life Insurance Company with a portion of the terminated pension plan assets. Certain executive officers named in the Summary Compensation Table are eligible to receive an annuity amount on retirement, adjusted to reflect cost of living increases in accordance with limits imposed by the Internal Revenue Code. Merrill Lynch may recognize gains or losses to the extent that the experience of its employee population and investment performance of the annuity assets are higher or lower than assumptions that are based on actuarial and investment estimates.

Those retiring at age 65 with at least 10 years of pension plan participation will receive up to the maximum amount permitted by law for the year in which the annuity payments are made. In 2001, the maximum amount was $126,000 for those born between 1938 and 1954. Those retiring at an earlier retirement age will receive reduced annuity payments.

If annuity payments are payable as straight life annuities, they will not exceed the following annual amounts: $103,655 for Mr. Komansky; $5,679 for Mr. O’Neal; $85,015 for Mr. Davis; and $596 for Mr. Zakaria. These amounts reflect an offset for estimated social security benefits, as required by the terms of the terminated pension plan.

In January 1997, Merrill Lynch entered into an annuity agreement with Mr. Komansky that provides for supplemental annuity payments to Mr. Komansky and his surviving spouse. A similar agreement was entered into with Mr. O’Neal in January 2002. Under these agreements, Mr. Komansky and

Mr. O’Neal are each entitled to the annuity if they retire after a specified age with the approval of the Board of Directors or die while employed by Merrill Lynch. The payment will be made monthly in the form of either a life annuity, a 10-year certain and life annuity (capped at $1,750,000), or a 50% or 100% joint and survivor life annuity (capped at $1,480,000). The amounts to be paid under the annuity agreements are based on 1.25% of the executives’ highest average cash compensation over a five consecutive year period and on their length of service. The annual amount of Mr. Komansky’s annuity is capped at either: $1,750,000 if payable as a straight life annuity or a 10-year certain and life annuity, or $1,480,000 if payable as a 50% or 100% joint and survivor life annuity. For Mr. O’Neal, the amounts to be paid under his annuity agreement at different five-year average compensation levels are reflected in the following table. As of December 28, 2001, Mr. O’Neal’s highest consecutive five-year average compensation was approximately $5.5 million and he had approximately 15 years of service.

	Years of Service
5-Year Average Compensation	20	25	30
$5,500,000	$1,375,000	$1,718,750	$1,750,000
$6,500,000	$1,625,000	$1,750,000	$1,750,000

The amounts to be paid under these annuity agreements will be subject to the following adjustments:

•
Deduction of the dollar amount of the pension plan annuity described above. Deduction of the combined annuity value at retirement of account balances attributable to our contributions to our 401(k) Savings & Investment Plan and our Retirement Accumulation Plan and to the allocations under our Employee Stock Ownership Plan. Deduction of 50% of the annual social security retirement benefit amount receivable at retirement at age 65 (computed as of the actual retirement date if earlier than age 65)

•	Semi-annual adjustment for inflation until the commencement of payments.

Severance Agreements

We have severance agreements with certain members of our executive and senior management. These agreements provide for payments and other benefits if there is a “Change in Control” of Merrill Lynch, and the executive’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason” (as these terms are described in the severance agreements).

Under each agreement, if a member of executive or senior management is entitled to severance compensation, that employee will receive:

•
a lump sum payment equal to the lesser of: 2.99 times the employee’s average annual W-2 compensation for the five years before termination, and 2.99 times the employee’s average annual salary, bonus and the grant value of stock-based compensation for the five years before termination

•	the value of various insurance benefits for 24 months after termination, plus an amount covering income taxes on that payment

•
a payment of the retirement contribution, plus an amount covering income taxes on that payment, that the employee would have been eligible to receive from us under the terms of our retirement program if the employee had been employed by us for an additional 24 months at his or her highest annual rate of compensation during the 12 months before termination.

Any payments under the severance agreements will be in addition to amounts payable under certain stock-based plans, including our Long-Term Incentive Compensation Plan (the “LTICP”), except as otherwise provided in the severance agreements. The LTICP provides for early vesting and payment if an employee is terminated under circumstances described in the LTICP.

Deferred Compensation

Our executive officers are participants in the deferred compensation plans offered to the company’s key employees. Under the plans, employees periodically are offered the opportunity to index their deferred amounts to various investment vehicles or mutual funds including company-sponsored investment vehicles that qualify as employee securities companies under the Investment Company Act of 1940. This type of investment vehicle generally makes minority equity investments in companies unaffiliated with Merrill Lynch. Deferred amounts indexed to the employee securities company option are augmented by “leverage” under which a participant’s deferred amount is supplemented on a 2-to-1 non-recourse basis.

The table below represents the dollar amount of leverage, as of February 26, 2002, for those persons who were the executive officers of the company during 2001. It does not include their deferred amounts.

Participants	Outstanding Leverage Amounts
John L. Steffens	$2,080,412
David H. Komansky	2,077,854
E. Stanley O’Neal	1,514,864
Thomas W. Davis	1,448,692
Arshad R. Zakaria	1,448,692
Jerome P. Kenney	1,448,692
Thomas H. Patrick	1,442,283
Jeffrey M. Peek	1,442,283
John A. McKinley	1,442,283
Stephen L. Hammerman	724,346
Edward L. Goldberg	579,477
Rosemary T. Berkery	289,738

Participants incur leverage under the plans as capital is called by the employee securities company. This leverage bears interest at the “applicable federal rate” (as defined in the Internal Revenue Code) compounded annually. To the extent that the private investment vehicle makes distributions, the company is “repaid” for the leverage, including accrued interest.

Compensation of Directors

Fees and Expenses

In addition to the company reimbursing non-employee directors for expenses incurred in attending Board of Directors and committee meetings in 2001, we paid the following compensation to non-employee directors:

•	base compensation of $55,000 to each non-employee director

•	$15,000 to the Chair of the Management Development and Compensation Committee

•	$15,000 to the Chair of the Audit and the Finance Committees

•	$10,000 to the Chair of the Public Policy and Responsibility and the Chair of the Nominating Committees.

No other compensation was paid to any directors for their service on committees.

Non-employee directors are entitled to defer all or a portion of their base compensation and committee fees. Deferred payments are held in accounts with values indexed either to the performance of selected mutual funds or certain sponsored employee partnerships, or the performance of our common stock, including reinvested dividends.

Stock Compensation

Non-employee directors also receive annual grants, valued at $72,500, of deferred stock units (representing our obligation to deliver one share of our common stock for each unit), and annual grants, valued at $72,500, of stock options. The grants are made following the Annual Meeting. In the event a director joined the Board of Directors in mid-year, he or she would receive a pro-rated grant.

Deferred stock units are payable at the end of a five-year deferral period, or earlier if the non-employee director’s service on the Board of Directors ends. These units receive dividend equivalents, but may not vote. Payment of the deferred stock units may be further deferred prior to payment.

The stock options granted to non-employee directors entitle the holder to receive one share of common stock upon payment of the exercise price (the average of the high and low prices of the common stock on the grant date). These stock options become exercisable six months following the date of grant.

Retirement

Directors who joined the Board of Directors after February 1, 2001 are not eligible for pension benefits. Non-employee directors who served prior to that date are entitled to lifetime annual retirement payments, a lump-sum payment, or a death benefit when they end their service for any reason (other than cause). The retirement and death benefits have been limited to a director’s annual base compensation of $55,000.

Benefits

We offer medical insurance benefits to non-employee directors who joined the Board prior to February 2001 and their eligible family members. These benefits are generally comparable to those offered to our employees, except that we provide these benefits on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits. We also offer life and business travel insurance benefits to non-employee directors. In the 2001 fiscal year, the value of medical insurance coverage that we provided was $1,056 for Mrs. Conway and $2,112 for Mr. Phelan. Non-employee directors who joined the Board after February 2001 are not eligible for any of these benefits.

Performance Graph

The following performance graph compares the performance of our common stock for the last five years to that of the S&P 500 Index, the S&P Financial Index and a Peer Group. The Peer Group is based on the common stock of the following companies: A.G. Edwards, Inc., The Bear Stearns Companies Inc., The Charles Schwab Corporation, Citigroup Inc., The Goldman Sachs Group, Inc.,* J.P. Morgan Chase & Co., Lehman Brothers Holdings Inc. and Morgan Stanley Dean Witter & Co. The graph assumes that the value of the investment in our common stock and of each of the three named indices was $100 at December 27, 1996 and that all dividends were reinvested. Points on the graph represent the performance as of the last Friday in December of the specified year, the day of Merrill Lynch’s fiscal year-end. Stock price performance shown on the graph is not necessarily indicative of future price performance.

*	The Goldman Sachs Group, Inc. (which first issued publicly traded stock on May 4, 1999) is included in the Peer Group for 2000 and 2001.

Certain Transactions

Some directors, executive officers and their associates may from time to time borrow money from Merrill Lynch in the form of margin account loans, mortgage loans, revolving lines of credit, and other extensions of credit. These transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other customers. These transactions did not involve more than the normal risk of collectibility or other unfavorable features.

For some credit products, interest rates charged were the lowest rates charged to other customers or were at the rates charged to our employees. Our directors, officers, and employees are entitled to receive certain discounts, or waivers of fees or commissions, for products and services offered by our subsidiaries.

Each of State Street Bank and Trust Company and FMR Corp. is the beneficial owner of more than 5% of the outstanding shares of our common stock. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with State Street and FMR Corp. and with certain of their affiliates. These transactions were on substantially the same terms as comparable transactions with other clients.

We performed investment banking, financial advisory, and other services in the ordinary course of our business for certain corporations with which some of our directors are affiliated.

A current director who was a director between 1984 and 1988 is named as one of the defendants in a 1991 consolidated stockholder derivative action in the Supreme Court of New York, New York County. Unspecified damages are sought in connection with transactions between Merrill Lynch and Guarantee Security Life Insurance Company.

Fees Paid to Our Independent Auditors

Audit Fees:    The aggregate fees billed for professional services rendered by Deloitte & Touche, our independent auditors, in connection with the audit and review of our 2001 financial statements was $21,597,934.

In addition to the Audit Fees, as set forth below in “All Other Fees,” Deloitte & Touche was paid $6,135,683 in fees for audit-related services, resulting in an aggregate of $27,733,617 billed by Deloitte & Touche for audit and audit related services.

Financial Information Systems Design and Implementation Fees:    The aggregate fees billed for professional services rendered in connection with financial information systems design and implementation by Deloitte & Touche was $4,464,804.

All Other Fees:    The aggregate of all other fees billed for professional services rendered during 2001 by Deloitte & Touche was $31,784,294. This amount consists of fees for audit related services of $6,135,683, fees for tax services of $13,882,565 and fees for other services of $11,766,046.

The Audit Committee considered whether the services rendered by our independent auditors with respect to the foregoing fees are compatible with maintaining their independence.

Information Regarding Stockholder Proposals for the 2003 Annual Meeting

If you intend to present a proposal at our 2003 Annual Meeting and wish your proposal to be included in the proxy statement for that meeting, you should submit your proposal in writing to us at the following address: Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, Attention: Corporate Secretary. We must receive your proposal no later than November 15, 2002.

If you wish to submit a proposal for consideration at our 2003 Annual Meeting and do not meet the deadline for inclusion in the proxy statement, our by-laws require that notice of the proposal must be received by the Corporate Secretary at least 50 days before the meeting.

Under our certificate of incorporation, if you intend to nominate a director at our 2003 Annual Meeting, you must deliver notice of the nomination to the Corporate Secretary at least 50 days but no more than 75 days before the meeting.

Exhibit A

Audit Committee Charter

Purpose

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors (the “Board”) of Merrill Lynch & Co., Inc. (together with its affiliates, the “Company”) to assist the Board in overseeing the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls, including the Company’s risk management and compliance functions, and the independence and performance of the Company's internal and independent auditors.

Membership

The Committee’s membership is determined by the Board and consists of at least three (3) Board members in accordance with the Company’s By-Laws. The Committee shall meet all applicable requirements of the Audit Committee Policy of the New York Stock Exchange with respect to independence, financial literacy, and accounting or related financial management expertise, and any other matters required by the New York Stock Exchange or the Securities and Exchange Commission.

Authority

The Committee shall have full, free and unrestricted authority to access, and the ability to communicate with, the Company’s senior management and employees, and internal and independent auditors and shall have the authority to retain outside third parties, as it determines appropriate, to fulfill its responsibilities.

The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with generally accepted accounting principles and of the Company’s independent auditor to audit those financial statements. The Committee does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles.

The Committee shall have authority to take any and all acts that it deems necessary to carry out its oversight function, including but not limited to:

1.	Financial Statements

A.
Reviewing with Company management and the independent auditor, the Company’s audited consolidated financial statements, including the matters set forth in Statement of Auditing Standards No. 61, as well as related significant financial reporting issues, judgments, estimates made in preparing such financial statements and other matters required by professional auditing literature. After review, recommending to the Board whether the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

2.	Independent Auditor

A.
Selecting, evaluating, and recommending to the Board the nomination of and, where appropriate, the replacement of, the independent auditor. The independent auditor shall be ultimately accountable to the Committee and the Board.

B.
Evaluating and satisfying itself as to the independence of the independent auditor by, among other things, (i) ensuring that the independent auditor periodically submits to the Committee a formal written statement delineating all relationships between such auditor and the Company; (ii) actively engaging in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact its objectivity and independence; and (iii) if appropriate, recommending that the Board take action to satisfy itself of the independence of the auditor.

C.	Reviewing the annual plan and scope of work of the independent auditor and monitoring any and all related fees for these and all other services.

D.	Discussing the adequacy of the Company’s internal controls with the independent auditor.

3.	Internal Audit

A.	Reviewing the annual plan and scope of work of Internal Audit.

B.	Reviewing, as appropriate, the results of internal audits and discussing related significant internal control matters with Internal Audit and with Company management.

C.	Discussing the adequacy of the Company’s internal controls with Internal Audit.

D.	Reviewing the appointment and performance of the Company’s Director of Internal Audit and the adequacy of resources to support Internal Audit.

4.	Risk Management and Compliance

A.	Overseeing the Company’s risk management function.

B.	Overseeing the Company’s compliance function.

5.	Meetings, Reports and Charter Review

A.
Holding regular meetings of the Committee, reporting significant matters arising from such meetings to the Board and, at least once per year, meeting separately with the independent and internal auditors without Company management present.

B.	Providing the report of the Committee in the Company’s annual proxy statement, as required by the rules of the Securities and Exchange Commission.

C.	Annually reviewing and assessing the adequacy of this charter and, if appropriate, recommending changes to the Board.

A-2

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, NY 10080

www.ml.com

MERRILL LYNCH & CO., INC.                     PROXY                     Annual Meeting - April 26, 2002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint David H. Komansky, Rosemary T. Berkery and Thomas H. Patrick individually as proxies to vote as indicated on the back of this card all of my Merrill Lynch & Co., Inc. Common Stock at the Annual Meeting of Stockholders to be held on April 26, 2002, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that arise at the meeting.  I also give each of them the ability to substitute someone else as proxy. I revoke any proxy previously given for the same shares of stock.

The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted for the election of 4 directors as named herein and against the stockholder proposal.

(Signature of Stockholder)	Date

(Signature of Stockholder)	Date

Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope.  Sign exactly as name appears above.  Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

The Board of Directors recommends a vote FOR proposal (1)	The Board Recommends ¯		The Board of Directors recommends a vote AGAINST stockholder proposal (2)		The Board Recommends ¯

(1) The election to the Board of Directors of the 4 nominees named below for a term of 3 years: Jill K. Conway George B. Harvey Heinz-Joachim Neubürger E. Stanley O’Neal	FOR all nominees listed (except as indicated to the contrary below) ☐	WITHHOLD authority to vote for all nominees listed ☐	(2) Institute cumulative voting	FOR ☐	AGAINST ☐	ABSTAIN ☐

Instruction: To withhold authority to vote for one or more individual nominees, write the name(s) of such person(s) here:
(To be signed on the other side)